
Exhibit (11)

Compass Bancshares, Inc. and Subsidiaries
Computation of Earnings Per Share
Three Months Ended March 31, 1996 and 1995

                                              Three Months Ended
                                                   March 31
                                          --------------------------
                                             1996            1995
                                          ----------      ----------
                                     (in Thousands Except Per Share Data)
PRIMARY:
Weighted average shares outstanding          38,596          38,303

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price                          268             230
                                          ----------      ----------
Total weighted average shares
  and common stock equivalents
  outstanding                                38,864          38,533
                                          ==========      ==========

 Net income available
   to common shareholders                  $ 36,043        $ 24,532
                                          ==========      ==========

 Net income per common share               $   0.93        $   0.64
                                          ==========     ==========

FULLY DILUTED:
Weighted average shares outstanding          38,596          38,303

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price or period-end
  market price, whichever is higher             268             241
                                          ----------      ----------
Total weighted average shares and
  common stock equivalents
  outstanding                                38,864          38,544
                                          ==========      ==========

Net income                                 $ 36,043        $ 24,532
                                          ==========      ==========

Net income per common share                $   0.93        $   0.64
                                          ==========      ==========

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